Exhibit 99.28(h.1.ii)

IRONBRIDGE FUNDS, INC.

FIRST AMENDMENT TO THE TRANSFER AGENT

SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of the 11th day of October, 2010, to the Transfer Agent Servicing Agreement, dated as of May 21, 2010 (the “Agreement”), is entered into by and between IRONBRIDGE FUNDS, INC., a Maryland corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (the “Company”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to add Funds to the Agreement; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

IRONBRIDGE FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Name: John Davis	Name: Michael R. McVoy

Title: CEO	Title: Executive Vice President

Amended Exhibit A to the
Transfer Agent Servicing Agreement — IronBridge Funds, Inc.

Fund Names

Separate Series of IronBridge Funds, Inc.

Name of Series

IronBridge Frontegra SMID Fund as of July 23, 2010

IronBridge Frontegra Small Cap Fund as of July 23, 2010

IronBridge Frontegra Global Focus Fund as of July 23, 2010

IronBridge Horizon Fund (on or after December 3, 2010)

IronBridge Skyline Fund (on or after December 3, 2010)